Exhibit 10.24

Non-Employee Director Compensation Policy

The following non-employee director compensation shall apply to all non-employee directors of the Company.

•	Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year.

•	The chairman of the board will receive an additional annual cash retainer in the amount of $30,000 per year.

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The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

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The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.

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The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

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Each non-employee director will receive an initial option award to acquire shares of the Company’s Common Stock with a cash value equal to $390,000 upon a director’s initial appointment or election to the Board of Directors, which award will vest over a three-year period on each anniversary of the grant date, and an annual option award with a cash value equal to $195,000 on the date of each annual stockholder’s meeting thereafter, which award will fully vesting on the first anniversary of the grant date. The number of shares to be covered by each option award will be determined as follows: The option value will be calculated by multiplying the closing price of the Company’s Common Stock on the day prior to the grant date by the Black-Scholes value that date. The resulting option value will be divided into the target value of the option award. If the result is not a whole number of shares, the number of shares will be rounded up to the nearest whole share.